Exhibit 99.1

Consent of China Intangible Assets Appraisement Co., Ltd.

We hereby consent to the quotation and summarization of our opinion letter to the Board of Directors of Yong Ding Biopharm Co., Ltd. (“YD BIO”) in the proxy statement/prospectus contained in the Company’s registration statement on Form F-4 relating to the proposed license agreement of technology and patent between YD BIO and EG BIOMED CO., LTD. , as well as to the references to our firm and such opinion letter contained therein. In giving this consent, we do not admit, and we understand that YD BIO not contend, that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission. It is understood that we will not be held out by YD BIO in the Registration Statement or in any other disclosure document, filing or communication as such an “expert.”

Chien-An Lu, CVA.

Founding Partner

China Intangible Assets Appraisement Co., Ltd.

December 17, 2024